                                                                      EXHIBIT 12


                           CONSUMERS ENERGY COMPANY
                      Ratio of Earnings to Fixed Charges
                            (Millions of Dollars)




                                              Twelve Months
                                                  Ended
                                              June 30,1998       1997       1996       1995       1994       1993
                                              -------------------------------------------------------------------
Earnings as defined (a)
Net income                                        $ 343         $ 321      $ 296      $ 255      $ 226      $ 198
Income taxes                                        129           152        150        133        107         91
Exclude equity basis subsidiaries                   (53)          (49)       (42)       (38)       (16)        (6)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $1,
  $2, $2, $1, and $1 million for the
  twelve months ended June 30, 1998 and
  for the years ended December 31, 1997,
  1996, 1995, 1994 and 1993, respectively           184           182        175        189        174        192
                                                  ---------------------------------------------------------------
Earnings as defined                               $ 603         $ 606      $ 579      $ 539      $ 491      $ 475
                                                  ===============================================================

Fixed charges as defined (a)
Interest on long-term debt                        $ 137         $ 138      $ 139      $ 141      $ 136      $ 152
Estimated interest portion of lease rental            9             9          9         10         10         11
Other interest charges                               39            36         29         40         29         30
                                                  ---------------------------------------------------------------
Fixed charges as defined                          $ 185         $ 183      $ 177      $ 191      $ 175      $ 193
                                                  ===============================================================

Ratio of earnings to fixed charges                 3.26          3.31       3.27       2.82       2.81       2.46
                                                  ===============================================================

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.